InSite Vision Announces Completion of Debt Financing
 Projects End of Patient Recruitment in early January

ALAMEDA, Calif. — December 30, 2005 — InSite Vision Incorporated (AMEX: ISV) an ophthalmic therapeutics, diagnostics and drug-delivery company announced today that the company has secured debt financing, with attached warrants, of $4 million with a commitment for an additional $2 million anticipated to close next week, to allow it to pursue ongoing data generation and preparation of its new drug application (NDA) planned to be submitted to the FDA for AzaSite™ eye drops (1% azithromycin solution in DuraSite®).

S. Kumar Chandrasekaran, Ph.D., Chief Executive Officer stated “This financing will allow us to succeed in our commitment and resolve to meet our objectives to consummate a corporate relationship, advance AzaSite through late stage clinical development and to pursue our NDA application with the agency in 2006.”

The financing was obtained through Paramount BioCapital, Inc. to finance its ongoing AzaSite clinical trials and to complete the work necessary for the submission of the company’s AzaSite NDA. The results from two randomized controlled clinical trials are required to be included in the NDA for AzaSite, which InSite Vision anticipates submitting to the FDA in the first half of 2006. Positive top-line results from the first active-controlled trial was announced in late November. The second trial, which is vehicle-controlled, is nearing completion and projections for the recruitment of the last patient will occur in early January, 2006. In this trial, the randomized patients were treated with either AzaSite or a vehicle formulation. The dosing regimen for both groups was twice per day for the first 2 days followed by once per day for days 3-5. The goal of the study is to demonstrate superiority of AzaSite as compared to vehicle in the primary efficacy endpoint which is defined as clinical resolution of the eye infection.

InSite Vision will file a current report on Form 8-K describing in greater detail the terms of this transaction and include the transaction documents as exhibits.

About InSite Vision

InSite Vision is an ophthalmic company focused on developing therapies that treat ocular infections, glaucoma and retinal diseases. The Company's lead product is AzaSite, which targets infections of the eye. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite, InSite Vision's patented drug-delivery vehicle, which offers the benefit of a low-dosing regimen, attractive to both the eye-care patient and physician. Pending the successful results of phase 3 clinical testing currently underway and filing and approval of an NDA with the FDA, the Company currently expects to commercially launch AzaSite in the United States, while seeking to expand this "technology platform" to include additional product candidates and indications for the worldwide market.

In the glaucoma area, the Company continues to focus genomic research on the TIGR gene, among other genes in its genomic portfolio. A portion of this research has been incorporated into the Company's commercially available OcuGene(R) glaucoma genetic test for disease management, which is a prognostic tool designed to detect a genetic marker (mt-1) in the promoter region of the glaucoma-related TIGR gene.

Additional information can be found at the Company's website, www.insitevision.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision, such as the timing of initiation and completion of current and future clinical trials, the success thereof the timing of the filing an NDA with the FDA, expected marketing plan for AzaSite, the potential benefits and commercialization of AzaSite, and the timing and success thereof, and the Company's plans to pursue expanding the AzaSite "technology platform". Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision's ability to obtain immediate additional financing. InSite Vision's ability to enroll and complete future clinical trials for AzaSite; the results of InSite Vision's clinical trials, particularly for AzaSite; InSite Vision's ability to commence, complete and file an NDA with the U.S. FDA for AzaSite and its other product candidates, and receive approval from the FDA for the commercialization of AzaSite and its other product candidates; InSite Vision's ability to launch AzaSite and the timing of such a launch; InSite Vision's ability to expand its technology platform to include additional indications and patent options; InSite Vision's ability to obtain additional financing when needed; the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products and product candidates, including its OcuGene glaucoma genetic test, AzaSite, ISV-205 and ISV-014; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA, including those with respect to OcuGene, AzaSite and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K, as amended, and its quarterly reports on Form 10-Q. Any projections in this press release and/or conference call are based on the limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release and/or conference call is still valid at any later date.

Note to Editors: OcuGene is written with a "small cap" G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

CONTACT: InSite Vision Incorporated
S. Kumar Chandrasekaran/Sandra Heine, 510-865-8800
www.insitevision.com

Friedland Corporate Investor Services LLC.
Jeffrey Friedland /Jesse Blum, 866-356-0651
(Contacts for Investors and the Financial Community)
www.friedlandcorporateinvestorservices.com